Exhibit 99.1

Solar Senior Capital Ltd. Announces Quarter and Fiscal Year Ended December 31, 2012 Financial Results; Declares Monthly Dividend of $0.1175 per Share for March 2013

NEW YORK—(BUSINESS WIRE)—February 25, 2013— Solar Senior Capital Ltd. (NASDAQ: SUNS), today reported earnings of $0.76 million, or $0.08 per share for the quarter ended December 31, 2012 and $13.9 million, or $1.46 per share, for the fiscal year ended December 31, 2012. Net investment income was $3.4 million, or $0.36 per share, for the fourth quarter and $12.5 million, or $1.32 per share, for the fiscal year. Excluding the non-recurring expenses of approximately $1.0 million related to the amendment and extension of our credit facility, Solar Senior Capital’s net investment income in the fourth quarter would have been $0.45 per share. Net asset value (NAV) per share was $18.33 at December 31, 2012 compared to $18.60 at September 30, 2012 and $18.15 at December 31, 2011.

Solar Senior Capital Ltd. (the “Company”) also announced that its Board of Directors has declared a monthly dividend of $0.1175 per share for March 2013, which will be payable on April 2, 2013 to stockholders of record on March 21, 2013. The Company expects the dividend to be paid from taxable earnings with specific tax characteristics reported to stockholders after the end of the 2013 calendar year.

HIGHLIGHTS:

At December 31, 2012:

Investment Portfolio: $212.6 million

Number of portfolio companies: 31

Net Assets: $174.1 million

Net Asset Value per share: $18.33

Portfolio Activity for the Quarter Ended December 31, 2012:

Investments made during the quarter: $59.9 million

Investments repaid and sold during the quarter: $80.7 million

Portfolio Activity for the Fiscal Year Ended December 31, 2012

Investments made during the year: $196.2 million

Investments repaid and sold during the year: $162.6 million

Operating Results for the Quarter Ended December 31, 2012

Net investment income: $3.4 million

Net realized and unrealized losses: $2.7 million

Net increase in net assets from operations: $0.8 million

Net investment income per share: $0.36

Operating Results for the Year Ended December 31, 2012

Net investment income: $12.5 million

Net realized and unrealized gains: $1.4 million

Net increase in net assets from operations: $13.9 million

Net investment income per share: $1.32

“2012 was a successful and productive year for Solar Senior Capital in further building the foundation for creating long term shareholder value. We increased our monthly per share dividend in the second half of the year by 17.5% and took advantage of heated capital market conditions to reset our capital structure while remaining prudent and disciplined in our approach to new investments,” said Michael Gross, Chairman and CEO of Solar Senior Capital Ltd. “We are in the process of investing the portfolio in light of the significant repayments experienced in Q4. We have significant investment capacity to build a larger, more diversified portfolio and are focused on sourcing proprietary senior secured, cash-pay investments that meet our strict underwriting standards.”

Conference Call and Webcast

The company will host an earnings conference call and audio webcast at 11:00 a.m. (Eastern Time) on Tuesday, February 26, 2013. All interested parties may participate in the conference call by dialing (866) 362-4820 approximately 5-10 minutes prior to the call, international callers should dial (617) 597-5345. Participants should reference Solar Senior Capital Ltd. and the participant passcode of 34902497 when prompted. Following the call you may access a replay of the event via audio webcast. This conference call will be broadcast live over the Internet and can be accessed by all interested parties through Solar Senior Capital’s website, www.solarseniorcap.com. To listen to the live call, please go to the Company’s website at least 15 minutes prior to the start of the call to register and download any necessary audio software. For those who are not able to listen to the live broadcast, a replay will be available shortly after the call on the Solar Senior Capital website. Additionally, a replay dial-in will be available until March 12, 2013 and can be accessed by dialing (888) 286-8010 and using the passcode 54923991. International callers should dial (617) 801-6888.

Portfolio and Investment Activity

During our fiscal year ended December 31, 2012, we invested a total of $196.2 million, with $125.3 million invested in 19 new portfolio companies and $70.9 million invested in 9 existing portfolio companies.

At December 31, 2012, our portfolio consisted of 31 portfolio companies and was invested 97% in senior secured loans and 3% unsecured loans measured at fair value and over 98% of the portfolio at fair value is comprised of floating rate securities.

The weighted average yield on our portfolio of investments at fair value was 7.8% at December 31, 2012.

Our advisor, Solar Capital Partners has invested approximately $3.4 billion in more than 120 different portfolio companies since it was founded in 2006 and has completed transactions with more than 90 financial sponsors.

Results of Operations for the Twelve Months Ended December 31, 2012 compared to the period January 28, 2011 (commencement of operations) to December 31, 2011.

Investment Income

For the fiscal year ended December 31, 2012 and the period January 28, 2011 (commencement of operations) to December 31, 2011, gross investment income totaled $20.5 million and $7.9 million, respectively. The increase in gross investment income from fiscal year 2011 to fiscal year 2012 was primarily due to an increase in the size of the income-producing portfolio as compared to the previous fiscal year combined with having a full fiscal year for 2012 as compared to a partial fiscal 2011.

Expenses

Net expenses totaled $8.0 million and $5.3 million, respectively, for the fiscal year ended December 31, 2012, and the period January 28, 2011 (commencement of operations) to December 31, 2011. The increase in expenses from fiscal 2011 to fiscal 2012 was primarily due to a year that saw significant growth in our portfolio of assets and business in general, as compared to our partial first year of operations in 2011.

Net Investment Income

The Company’s net investment income totaled $12.5 million or $1.32 per average share and $2.6 million or $0.30 per average share, for the fiscal year ended December 31, 2012 and the period January 28, 2011 (commencement of operations) to December 31, 2011, respectively. Excluding non-recurring charges, net investment income in the fiscal year ended December 31, 2012, was $1.42 per share.

Net Realized Gains (Losses)

The Company had investment sales and prepayments totaling $162.6 million and $34.2 million, respectively, for the fiscal year ended December 31, 2012, and the period January 28, 2011 (commencement of operations) to December 31, 2011. Net realized gains (losses) for the fiscal year ended December 31, 2012, and the period January 28, 2011 (commencement of operations) to December 31, 2011 totaled $0.6 million and ($0.6) million, respectively.

Net Increase (Decrease) in Net Assets Resulting From Operations

For the fiscal year ended December 31, 2012, and the period January 28, 2011 (commencement of operations) to December 31, 2011, the Company had a net increase (decrease) in net assets resulting from operations of $13.9 million and ($0.3) million, respectively. For the fiscal year ended December 31, 2012, and the period January 28, 2011 (commencement of operations) to December 31, 2011, basic and diluted earnings (loss) per average share were $1.46 and ($0.03), respectively.

Liquidity and Capital Resources

At December 31, 2012, the Company had $39.1 million in borrowings outstanding on its $150 million revolving credit facility.

On January 16, 2013, the Company closed a follow-on public equity offering of 2.0 million shares of common stock at $18.85 per share, raising approximately $37.2 million in net proceeds.

Adjusted for the proceeds from the January 2013 equity offering, the Company would have had the full capacity available under its $150 million credit facility as well as access to additional capacity under the $50 million delayed draw provision at December 31, 2012.

Financial Statements and Tables

SOLAR SENIOR CAPITAL LTD.

CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES

(in thousands, except share amounts)

	December 31, 2012	December 31, 2011
Assets
Non-controlled/non-affiliated investments, at fair value (cost—$214,075 and $180,023, respectively)	$212,602	$177,749
Cash and cash equivalents	2,647	2,934
Receivable for investments sold	282	4,931
Interest receivable	1,294	1,687
Deferred offering costs	148	—
Prepaid expenses and other assets	56	94

Total assets	$217,029	$187,395

Liabilities
Credit facility payable	$39,100	$8,600
Dividends payable	1,116	—
Payable for investments purchased	995	4,912
Investment advisory and management fee payable	581	944
Accrued performance-based incentive fees payable	84	—
Interest payable	121	53
Accrued administrative services expenses	431	141
Other liabilities and accrued expenses	498	310

Total liabilities	$42,926	$14,960

Net Assets
Common stock, par value $.01 per share, 200,000,000 and 200,000,000 common shares authorized, respectively, and 9,500,100 and 9,500,100 issued and outstanding, respectively	$95	$95
Paid-in capital in excess of par	177,728	177,815
Distributions in excess of net investment income	(2,247)	(2,625)
Accumulated net realized gain (loss)	—	(576)
Net unrealized depreciation	(1,473)	(2,274)

Total net assets	$174,103	$172,435

Net Asset Value Per Share	$18.33	$18.15

SOLAR SENIOR CAPITAL LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share amounts)

	Year Ended December 31, 2012	Period January 28, 2011* to December 31, 2011
INVESTMENT INCOME:
From non-controlled/non-affiliated investments:
Interest	$20,539	$7,890

EXPENSES:
Management fees	$2,216	$944
Interest expense	1,485	237
Performance-based incentive fees	580	—
Administrative services expense	983	289
Insurance expense	403	341
Other general and administrative expenses	1,418	684

Expenses before debt issuance costs	7,085	2,495
Debt issuance costs	961	2,795

Total expenses	8,046	5,290

Net investment income	$12,493	$2,600

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS:
Net realized gain (loss) on non-controlled/non-affiliated investments	$618	$(576)
Net change in unrealized gain (loss) on non-controlled/non-affiliated investments	801	(2,274)

Net realized and unrealized gain (loss) on non-controlled/non-affiliated investments	1,419	(2,850)

NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS	$13,912	$(250)

EARNINGS (LOSS) PER SHARE	$1.46	$(0.03)

*	Commencement of operations

About Solar Senior Capital Ltd.

Solar Senior Capital Ltd. is a closed-end investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. The Company invests primarily in leveraged, middle market companies in the form of senior secured loans including first lien, unitranche, and second lien debt instruments.

Forward-Looking Statements

Statements included herein may constitute “forward-looking statements,” which relate to future events or our future performance or financial condition. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission. Solar Senior Capital Ltd. undertakes no duty to update any forward-looking statements made herein.

Contact

Richard Pivirotto

(212) 994-8543